EXHIBIT 14.1


              CODE OF ETHICS FOR CEO AND SENIOR FINANCIAL OFFICERS

     The Board of Directors of Winnebago Industries, Inc. (the "Company") has adopted policies relating to ethical corporate conduct applicable to all directors and employees of the Company. The Chief Executive Officer (the "CEO") and the Chief Financial Officer, the Controller, and the Treasurer (collectively, the "Senior Financial Officers") are bound by the provisions set forth therein relating to ethical conduct, conflicts of interest, and compliance with law. In addition to the gernal policies contained in the Company's Policy and Procedures Manual, the CEO and Senior Financial Officers are subject to the following additional specific policies:

          1. The CEO and all Senior Financial Officers are responsible for full, fair, accurate, timely, and understandable disclosure in the periodic reports required to be filed by the Company with the Securities and Exchange Commission. Accordingly, it is the responsibility of the CEO and each Senior Financial Officer promptly to bring to the attention of the Disclosure Committee any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise assist the Disclosure Committee in fulfilling its responsibilities.

          2. The CEO and each Senior Financial Officer shall promptly bring to the attention of the Disclosure Committee and the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize, and report financial data or (b) any fraud, whether or not material that involves management or other employees who have a significant role in the Company's financial reporting, disclosures, or internal controls.

          3. The CEO and each Senior Financial Officer shall promptly bring to the attention of the General Counsel or the CEO and to the Audit Committee any information he or she may have concerning any violation of the Company's general policies relating to ethical corporate conduct, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company's financial reporting, disclosures, or internal controls.

          4. The CEO and each Senior Financial Officer shall promptly bring to the attention of the General Counsel of the CEO and to the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules, or regulations applicable to the Company and the operation of its business, but the Company or any agent thereof, or of violation of the general policies relating to ethical corporate conduct or of these additional procedures.


          5. The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the general policies relating to ethical corporate conduct or of these additional procedures by the CEO and the Company's Senior Financial Officers. Such actions shall be reasonably designed

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     to deter wrongdoing and to promote accountability for adherence to the general policies relating to ethical corporate conduct and to these additional procedures, and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion, or reassignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individual's employment. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individuals in question had committed other violations in the past.